Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA CEO Bovender Announces Retirement, Bracken to Become CEO
Bovender will Remain Chairman
Nashville, Tenn., September 29, 2008 – Jack O. Bovender, Jr., chairman and CEO of HCA Inc., announced today he will retire as CEO of the company at the end of this year and remain as executive chairman and a member of the board of directors until December of 2009. Richard M. Bracken, HCA’s president and chief operating officer, will remain as president and take the helm as CEO on January 1, 2009, in accordance with the company’s existing succession plan.
Bovender, who has over 30 years of experience with HCA, returned to the company from retirement in 1997 to help then-chairman and CEO Dr. Thomas F. Frist, Jr. return Columbia/HCA, then under a federal investigation, to HCA’s cultural roots and reinforce the “patients-first” philosophy on which HCA was founded. Under their leadership, the company underwent a significant reorganization – including implementation of a world-class ethics and compliance program and two publicly-traded spin-offs of assets – and streamlined operations.
During Bovender’s tenure as CEO, the company undertook the single largest purchase of a non-profit system with the acquisition of Health Midwest, now HCA Midwest, and developed and implemented the organization’s shared services initiative, a major cost-savings strategy that leveraged the company’s size and scope by reducing unnecessary overhead through consolidation of business office functions and rationalized supply chain services. Bovender also led the company’s now well-documented evacuation of Tulane Medical Center during Hurricane Katrina. The company reopened the facility in February of 2006. That same year, the company successfully completed a plan to go private in what became the largest leveraged buyout of its time.
“I have had the pleasure of spending virtually my entire career with the best healthcare organization in the world,” said Bovender. “But now it’s time to begin the process of succession. We are extremely fortunate to have Richard Bracken, an exceptionally qualified and experienced healthcare executive, as my successor. In choosing Richard, we are assured the culture we have so firmly ingrained at HCA will continue. His strong operations management experience and understanding of HCA’s impact in the communities it serves are exactly what we need in our next leader.”
In addressing Bovender’s retirement, Frist, an HCA board member and with his family a significant owner of HCA, said, “Jack Bovender’s leadership and knowledge have helped build HCA into a powerhouse in the healthcare sector. His caring nature and strong integrity reflect the vision my father, Jack Massey and I began with — to serve patients, partners and communities with compassion and kindness. With Richard Bracken as Jack’s successor, we are confident the legacy of our founders will continue. Richard’s experience and keen judgment provide an assurance that HCA will continue as a leader in the hospital industry and a pacesetter for solutions in healthcare.”
Bracken has 30 years of experience in the hospital industry, and has worked with HCA for 27 years in leadership positions at the facility, state and regional levels before taking on his current role. One of his first positions in the company was as CEO of Centennial Medical Center, the company’s flagship hospital in its hometown market of Nashville, TN.
Bracken stated, “I have had the good fortune to have spent most of my career with HCA and the last seven years working in partnership with Jack Bovender. I have a strong sense of the market dynamics in which we operate and the culture that pervades everything we do. I am honored to be chosen as HCA’s next CEO, and I look forward to working with our physicians, partners and all our HCA colleagues to continue to grow and improve our healthcare organizations.” Bracken and his wife, Judith, reside in Nashville and have four grown children.
HCA and its affiliates operate 159 hospitals, 99 ambulatory surgery centers and five endoscopy centers in 19 states and England, including eight hospitals, eight ambulatory surgery centers and one endoscopy center operated through equity method joint ventures.
###
All references to “Company” and “HCA” as used throughout this document refer to HCA Inc and its affiliates.